EXHIBIT 1.1

BYLAWS of GRUPO SUPERVIELLE S.A.

FIRST: Inversiones y Participaciones S.A., a sociedad anónima governed by these bylaws and such legal rules and regulations as may be applicable, continues carrying on business under the name of “Grupo Supervielle S.A.”

SECOND: The registered office of the corporation shall be located within the City of Buenos Aires.

THIRD: The duration of the corporation shall be 99 (ninety-nine) years as from the date of registration thereof with the Registro Público de Comercio [Public Registry of Commerce].

FOURTH: The purpose of the corporation shall be to do and perform in its own name or on behalf of, or otherwise associated with, any third party, whether within or without the country, the following acts and doings: Financial matters: Capital contributions either in cash or in kind to any legal entity already organized or to be organized in the future, whether under its control or not (subject to the limitations set forth by Section 30 and related sections of Argentine Law 19,550) or to individuals, and to buy notes, shares of stock, debentures and any kind of securities, grant any guarantees and/or other security, organize or transfer secured loans, whether secured by any collateral or otherwise, except for any such act as is contemplated under the Argentine Law of Financial Entities and any other act which must be the subject of a public tender. The corporation may also exercise powers of attorney, representations and other agencies in relation to any kind of transactions which are contemplated in the purposes of the corporation, and manage and administer assets and businesses of corporations, individuals or other entities established within the country or abroad. The corporation will, in furtherance of the corporate purpose, have full legal capacity to enjoy rights, undertake obligations and to do and perform all and any acts other than those which are prohibited by law or by these bylaws.

FIFTH: The capital stock is Pesos two hundred forty-eight million nine hundred and seventy thousand five hundred and twenty-eight ($ 248,970,528) represented by One hundred and twenty-six million seven hundred and thirty-eight thousand one hundred and eighty-eight (126,738,188) common, nominative non-endorsable Class A shares of one ($ 1) of nominal value each and entitled to five votes per share, and for One hundred twenty-two million, two hundred and thirty-two thousand, three hundred and forty (122,232,340) ordinary, nominative, non-endorsable Class B shares of a peso Nominal value each and entitled to one vote per share. The capital stock may be increased by resolution of the meeting of shareholders, up to five times the amount thereof pursuant to Section 188 of Argentine Law 19,550, provided that any such corporate action taken in order to increase the corporate capital stock shall be duly entered on notarial records as a public deed. As long as the corporation is duly authorized to publicly offer its shares, the corporate capital stock: (a) shall be in such an amount as shall result out of the subscription of the then most recently capital increase duly approved, provided that any development of the capital stock shall be reflected on the financial statements of the corporation; (b) may be increased, under Section 188 of Argentine Law 19,550, up to any amount upon resolution validly adopted by the annual meeting of the shareholders of the corporation, and no amendment shall be necessary to be made to the corporate bylaws. At the time of each capital increase, the terms of the shares to be issued in connection therewith shall be determined, provided that the power of issuance of any such shares in one single act or otherwise in a series of transactions, as well as the form and terms of payment thereof, may be delegated to the board of directors, whenever it may deem it suitable but in no case later than two years from the date of the meeting of shareholders. As long as the corporation is duly authorized to publicly offer its shares, the meeting of shareholders may approve the issuance of options in respect of any shares to be issued or convertible securities and delegate to the board of directors the determination of the terms and conditions of issuance thereof, any rights to be granted thereby, the pricing of the options and of the shares which may be purchased thereunder, and also any other matter which may be delegated to the board of directors pursuant to applicable law.

SIXTH: a) The shares of stock of the corporation may be common or preferred shares. Common shares may be issued in two classes: Class A and Class B. Class A shares entitle their holders to cast 5 (five) votes per share at all meetings of shareholders, unless otherwise provided for by law. Class B shares entitle their holders to cast 1 (one) vote per share at all meetings of shareholders. Preferred shares may be issued with or without voting rights and may also be divided into classes. At the time of exercising their voting rights (whether provisionally or permanently), preferred shares shall be respectively voted to such effect, as part of the class to which they belong. Preferred shares may entitle their holders to receive a preferred dividend, cumulative or noncumulative, pursuant to their terms of issuance. Further, an additional share in corporate profits may be determined. Upon any transfer of shares of the corporation or the occurrence of any event as a result of which the relevant qualification or shareholding thereof shall change, such circumstance shall be reported to the Central Bank of the Argentine Republic and to any other such agency as may be applicable. b) The board of directors shall, upon request of any holder of common Class A shares, convert the whole or a part of such holder’s common Class B shares at a ratio of one Class B share per each Class A share of the corporation, provided, however, that the board of directors shall have prior to any such conversion verified that there is no restriction or other limitation to act in such respect. c) Holders of common or preferred shares of each class shall enjoy a preemptive right in respect of shares of the same class to be issued, in proportion to their holdings. This preemptive right, and the accretion right, shall be exercised subject to the conditions and within the term set forth by applicable law a regulations, or otherwise within such term as may be established by a special meeting of shareholders in accordance with applicable law in case the corporation is subject to public offer rules and regulations. d) Class A special rights: The affirmative vote of two thirds of Class A Shares, notwithstanding any percentage of capital that such Class A shares may represent, shall be necessary for the corporation to take valid action on: (i) the consolidation of the corporation with any other entity; (ii) the voluntary dissolution of the corporation; (iii) the transfer of the registered office and/or fiscal domicile to a foreign jurisdiction; (iv) a material change of the corporate purpose. e) Duty of information: Any person who shall directly or indirectly acquire by any means or title any Class B shares or securities issued by the corporation which are convertible into Class B shares (“security” means for purposes hereof, without limitation, any debenture, corporate note and share coupon) as a result of which such person shall become entitled to control more than three per cent (3%) of Class B shares shall, no later than five (5) days as from any such purchase whereby said limit was exceeded, report such circumstance to the corporation, and otherwise comply with any other requirement as may be in effect according to capital markets applicable rules and regulations. The date of the transaction, price, number of shares so purchased and any intention of the buyer to purchase more shares or obtain the control of corporate decision rights given by Class B shares of the corporation shall also be reported. If buyer is composed of a group of individuals, the members of such group shall be identified. This information herein contemplated shall be given in connection with any purchase made after any relevant information was originally given, in case that the number of Class B shares reported on the last date on which any information was given shall again have been exceeded. (f) Amortization of Shares: the total or partial redemption of integrated shares is authorized, which must be carried out in the terms provided for in article 223 of Law 19,550 or that other legal provision that replaces or modifies it and those other terms that may determine the board of directors; (G) Public Tender Offers: In any event a public tender offer is made on any class of ordinary shares of the Company, the difference in voting rights between one class and another class of shares shall be reasonably weighted for the purpose of the determination of the price to be offered to its holders.

SEVENTH: As long as the shares of the corporation are registered shares, share and interim certificates to be issued shall contain the information contemplated under Sections 211 and 212 of Argentine Law 19,550. A single share certificate may represent more than one share. The board of directors of the corporation shall decide from time to time that shares of the corporation shall be converted from registered shares to book-entry shares, in which case the register of shareholders of the corporation may be kept by the corporation or by any other entity, as the board of directors may determine.

EIGHTH: In case of delay in payment of the capital stock, the board of directors is hereby empowered to proceed pursuant to the provisions of Section 193, last paragraph, of Argentine Law 19,550.

NINTH: The business and affairs of the corporation shall be managed by a board of directors composed of such number of members as shall be fixed by the meeting of shareholders, provided that there will be not less than 3 (three) and not more than 9 (nine) members. The meeting of the shareholders may appoint an equal or lesser number of alternate members who shall hold office for the same term than the regular members, and shall act in case of absence of any regular director for any reason, in the order of their appointment. In the event that the shareholders’ meeting decides to appoint members of less than six (6), they will have a term of office for 2 (two) years and will not proceed to the stepped renewal of the members of the board. In the event that the shareholders’ meeting provides for the appointment of members in a number equal to or greater than six (6) but less than nine (9) (i) they shall have a term of office for two (2) years; and (ii) they shall be renewed annually in halves in the event of an even formation of the board, or by the immediate whole number less than half or immediately greater than half, as applicable in each year in turn, in case of an odd formation of the board. In the event that a shareholders’ meeting appoints 9 (nine) members: (i) they shall have a term of office for three (3) years, and (ii) shall be renewed annually by thirds. In no case, will be renewed less than 3 (three)

directors at each opportunity. The first meeting that determines the number of directors in 6 (six), 7 (seven) or 8 (eight) from the approval of the reform of this article (although the reform is not yet registered), will decide which of the new directors that elect will have a mandate for one or two years, in order to allow the renewal in halves. The shareholders’ meeting that determines the number of directors in 9 (nine) will decide which of the new directors that elect will have a mandate for one, two or three years, in order to allow the renewal by thirds. The directors in their first session after the shareholders’meeting that elected the directors shall appoint between the same the Chairman and the Vice-Chairman or if he considers it advisable, a First Vice-Chairman and another Second Vice-Chairman; all may be reelected. The Vice-Chairman, or in his case the First Vice-Chairman, replaces the Chairman and in turn the Second Vice-Chairman to the First Vice-Chairman, in cases of absences or impossibility. In the absence of these directors, the board of directors shall designate the director to act in such capacity. The Board of Directors shall take valid action with the presence of its members at the meeting or attending by any other means of communication which may allow them to hear, see and speak to each other simultaneously. In order to determine if the required quorum is present at any meeting, all members present thereat and those participating by means of remote communication shall be considered, notwithstanding they may be within the country or abroad. The minutes of any such meeting held as mentioned above shall be issued and signed not later than five days from the date of the meeting, by all directors present at the meeting the by the representative of the Statutory Auditors’ Committee. Directors who participated by means of remote communication may sign the minutes of the meeting, provided, however, that the failure to do so shall not affect the validity of the meeting and of any resolution duly adopted thereby. The minutes of the meeting shall include all statements made by the directors present and by those participating by means of remote communication, and shall also state their votes casted for or against each matter resolved thereby. The statutory auditors’ committee shall, through its representative at the meeting of the board of directors, state in the minutes of the meeting the name of the directors who may have participated by means of remote communication and the validity of all decisions taken thereat. The remuneration of the board of directors shall be fixed by the meeting of the shareholders. All directors may be reelected. A meeting of the board of directors may be called by the chairman whenever he may deem it necessary, provided that provisions of Section 267 of Argentine Law 19,550 shall in all cases be complied with. Any discussions shall be registered in a special minutes book, to be signed by the members present at the meeting. The shareholders’ meeting may assign individual functions to one or more directors individually or by forming special committees for the purposes of article 274, second paragraph, of Law 19,550.

TENTH: As security for the due performance of their duties as such, each regular director shall post a bond for the benefit of the corporation, in an amount to be determined by the meeting of shareholders, not less than such sum as may be established by applicable legal rules and regulations then in effect, provided that any such guarantee shall be created subject to the conditions and in the manner set forth by applicable law and regulations. Directors appointed as alternate members shall not be required to give any guarantee until the time that they shall actually hold office in substitution for any regular member, for such remaining term as may be applicable.

ELEVENTH: The board of directors shall be vested with the necessary authority to govern the corporation and dispose of its assets. To this end, the board of directors shall have the most ample powers to perform any acts or enter into any contracts in relation to the corporate purpose, including transactions with banks and any other official, private or hybrid lending entities, and any of the actions referred to in Section 1881 of the Argentine Civil Code, Section 9 of Decree Law 5965/63, and Sections 72, 73 and 75 of the Argentine Criminal Code. The board of directors may, if such action is deemed advisable and necessary and/or legally applicable, decide to create and organize an executive committee and other board committees, establish the duties and limits to the activities thereof within the authority granted thereto pursuant to the corporate bylaws and applicable law, and establish the internal rules of such bodies. The board of directors may grant powers of attorney to one or more persons, either members of the board or not, in relation to any matters specifically set forth in their respective powers of attorney.

TWELFTH: The Chairman of the board is the legal representative of the company. In case of absence or impediment of this one, it will be replaced automatically by the First Vice-Chairman or the Second Vice-Chairman or to the Director designated in the terms of article 9, who will exercise all the functions that this Bylaws grants to the Chairman. In the event of a tie in the voting of the matters submitted for consideration by the board of directors, the Chairman, Vice-Chairman or the Director appointed for that purpose shall, in the cases in which is acting in such capacity, have a double vote.

THIRTEENTH: The statutory auditors’ committee shall be a permanent body, responsible for the surveillance of the management actions of the corporation. It shall have three (3) regular and three (3) alternate members, who shall hold office for a term of one (1) year and may be reelected. Their respective compensation shall be established by a shareholders’ meeting. Members of the statutory auditors’ committee shall be replaced in case of disability, absence or vacancy by any of the alternate members. The statutory auditors’ committee shall have the authority and powers conferred thereto under applicable law. It shall hold meetings not less than once every three (3) months. The attendance and favorable vote of not less than two (2) members shall be required for the committee to hold meetings and adopt resolutions, notwithstanding any rights, powers and duties conferred by law to a dissenting member. Any resolutions adopted by the committee shall be recorded in a minutes book that shall be kept for such purpose. The statutory auditors’ committee may appoint one of its members as its representative, in particular in connection with the provisions of Section 294, paragraphs 3, 5 and 6, of Argentine Law No 19,550.

THIRTEENTH BIS: The audit committee contemplated under Argentine Law No 26,831, as amended and supplemented, shall be composed of three regular directors and an equal or lesser number of alternate directors, who shall be appointed by the board of directors from its own number by a plurality of votes. Directors knowledgeable about financial, accounting or business matters may be members of the committee. In case of a public offering of the corporation’s shares, the audit committee must have a majority of independent members, pursuant to the criteria established in this connection by the Rules of the Argentine Securities Commission. The Company must arbitrate the means, in case of replacement of the regular directors, to guarantee the existence of independent alternate directors to be part of the audit committee. The members of the audit committee, at their first meeting after the board meeting that elected them, shall appoint a chairman among them, who, in the event of a tie in the voting of matters submitted to the committee, shall have a double vote. A quorum of not less than two members shall be required for the audit committee to hold meetings validly. In all events, resolutions shall be adopted by a majority of attending members. The committee may hold meetings validly if its members are physically present at the corporate principal place of business or at any other place where they may agree to meet, either within the country or abroad, or else, when not physically present at any such place, if they are able to speak to and hear and see each other by means of any communication equipment allowing for a simultaneous transmission of sound, images and words. In such an event and in relation to quorum and majority requirements, committee members taking part from a remote location shall be deemed to have been physically present at the meeting, and consequently the audit committee shall be able to hold meetings and conduct discussions with the presence of quorum and adopt resolutions validly by any means of remote communication. Meetings shall be held with the participation of the respective members attending either physically or remotely. In the latter case, the names of remote attendees shall be recorded in the respective minutes, and the physical presence of at least one of the corporation’s statutory auditors, together with the Chairman of the committee, shall be required to certify that the meeting was held and any resolutions were adopted in accordance with regular procedure. Within five days after a meeting is held the respective minutes shall be drawn up, transcribed in the audit committee minutes book and signed by any audit committee members physically present thereat and by the statutory auditors’ committee’s representative. Such representative shall sign the minutes in his/her own name and on behalf of any members not physically present at but attending the meeting remotely, with a specific indication in each case. In any event, when the committee holds remote meetings, it will follow, for the purpose of the implementation of said meetings, the internal proceedings of the regime established for remote meetings of the board. The committee shall establish its own internal rules, which shall be registered with the Public Registry of Commerce. The committee shall have the powers and duties contemplated in Section 110 of Argentine Law No 26,831 and the Rules (N.T. 2013) of the Argentine Securities Commission as amended and supplemented, and also any other powers and duties that may be established in the future. The meeting of the shareholders may delegate the approval of the relevant budget of the committee to the board of directors.

ARTICLE THIRTEEN TER: In the event that the extraordinary meeting decides to dispense with the Supervisory Committee in accordance with current legislation and complying with the requirements set forth by article 79 of Decree No. 1023/2013, the same meeting shall determine the date from which the Supervisory Committee will be dissolved and will cease in its functions, being able to determine that the same will cease in its functions immediately after being notified of the decision of the meeting by the Board of Directors of the Company or subject those effects to the expiration of a term or verification of a condition. In the event that the Supervisory Committee is replaced by the audit committee, the audit committee shall assume as a collegiate body the same functions and powers of the Supervisory Committee at the time of its replacement.

FOURTEENTH: All meetings of shareholders shall be convened on first and second call at the same time pursuant to the procedure established for first-call meetings under Section 237 of Argentine Law No 19,550, notwithstanding any provisions contained therein in relation to unanimous meetings. A second-call meeting shall be held on the same day, one hour after the time set for the respective first-call meeting. For so long as the corporation’s shares are publicly offered, only common shareholders’ meetings may be convened on first and second call at the same time.

FIFTEENTH: Each subscribed common share confers the right to cast from one (1) to five (5) votes, as determined upon the subscription of the initial capital, whenever a capital increase is considered by a shareholders’ meeting. Preferred shares may be issued with or without voting rights. For so long as the corporate shares are publicly offered, all common shares issued after the relevant public offering authorization shall be entitled to one (1) vote per share, other than in the events authorized by law. Except for the cases provided for in article 241 of Law 19,550, the Directors, managers and members of the Supervisory Committee may vote at the shareholders’ meetings as shareholders when they bear such capacity.

SIXTEENTH: Quorum and majority requirements shall be governed by Sections 243 and 244 of Argentine Law No 19,550, depending on the class of shareholders’ meeting, whether it is a first- or second call meeting and the matters to be transacted thereat, except for the quorum at second-call extraordinary meetings, which shall be deemed validly constituted whichever the number of voting shares present.

SEVENTEENTH: The fiscal year shall end on December 31 each year. The financial statements shall be prepared as of this date in accordance with applicable regulations and accounting technical rules. The closing date of the fiscal year may be modified by a shareholders’ meeting and the relevant resolution shall be registered with the Public Registry of Commerce and informed to the enforcement authority.

EIGHTEENTH: Any net and realized profits shall be allocated in the following order of priority: a) 5% (five per cent) up to 20% (twenty per cent) of the subscribed capital, to the legal reserve fund; b) to the remuneration of the board of directors and statutory auditors’ committee; c) to the payment of dividends on preferred shares, prioritizing any unpaid cumulative dividends; d) any balance, in whole or in part, to an additional profit share to be distributed on preferred shares or to dividends on common shares, or to an optional reserve or allowance fund, or to a new account or any use as determined by a shareholders’ meeting.

NINETEENTH: The corporation may be liquidated by the board of directors or by one or more liquidators appointed by a shareholders’ meeting under the supervision of the statutory auditors’ committee. After liabilities have been paid and the capital reimbursed, any remaining amount shall be distributed to the shareholders subject to their respective priority rights as set forth in the preceding section.”

Ratification of the Corporate Principal Place of Business: Pursuant to Board of Directors Minutes number 247, dated February 24, 2011, drawn up on page 31 of Board of Directors Minutes’ Book number four, stamped by the General Supervisory Board of Corporations on September 18, 2010, under number 75106-10, the principal corporate offices were established at Bartolomé Mitre number 434, fifth floor, in the City of Buenos Aires, and such minutes were transcribed on notarial deed number 158, recorded on March 2, 2011 on page 443 of the respective Notarial Records of Register number 24 of the City of Buenos Aires by Notary Public Jorge A. Molinari, the relevant registration having been made by the General Supervisory Board of Corporations on March 28, 2011 under number 5614 in Book 53 of Joint Stock Companies.